Exhibit 10.16

Summary Description of Non-Equity Incentive Plan

Cision Ltd. (“Cision”) generally enters into employment agreements with its Named Executive Officers and certain other executive officers (collectively, “Managers”), which provide that such Managers are eligible to receive cash bonuses based on their performance and the performance of Cision and its subsidiaries. Each employment agreement typically specifies a target bonus amount, which may be fixed or based on a percentage of such Manager’s salary, as the same may be adjusted by the board of directors of Cision (the “Board”) in accordance with the terms of the applicable employment agreement. Bonuses are determined based on the fulfilment of performance targets, which are generally communicated to each Manager at the beginning of the calendar year. Following the combination of Cision and Capitol Acquisition Corp. III, it is expected that the Compensation Committee of the Board will set the performance bonus targets applicable to each Manager at the beginning of each calendar year and determine whether such targets have been met following the end of each calendar year. Performance bonus targets are generally based on a combination of metrics that includes revenue and EBITDA components.